EXHIBIT 99.1

Strategic Distribution, Inc. Reports 2006 Second Quarter Financial Results

BRISTOL, Pa., Aug. 11, 2006 (PRIMEZONE) -- Strategic Distribution, Inc. (Nasdaq:STRD), a leading provider of maintenance, repair and operating (MRO) supply chain management services, today reported financial results for the second quarter ended June 30, 2006.

The Company reported revenues of $37.2 million for the second quarter of 2006 compared to $33.7 million for the second quarter of 2005. The increase in revenues for the second quarter of 2006 over the second quarter of 2005 was attributable to $1.0 million of revenue growth within the existing customer base and $2.9 million of revenues from new customers, offset by a $0.4 million decline in revenues relating to contracts terminated in prior periods.

The Company reported a net loss of $1.1 million or 37 cents per diluted share in the second quarter of 2006 compared to a net loss of $1.1 million or 36 cents per diluted share in the same quarter of 2005. The results for the second quarter of 2005 include an increase to the Company's provision for doubtful accounts of $0.5 million, primarily driven by one of the Company's customers that filed for protection under Chapter 11 of the U.S. Bankruptcy Code. During the second quarter of 2006, the Company decided that the deferred tax asset related to its Mexican subsidiary in the amount of $0.4 million would likely not be realized in the future and, therefore, recorded a full valuation allowance.

For the six months ended June 30, 2006, the Company reported revenues of $74.0 million compared to $62.7 million reported for the comparable period in 2005. The $11.3 million increase in revenues for the first six months of 2006 over the first six months of 2005 was attributable to $6.7 million of revenue growth within the Company's existing customer base and $5.3 million from new customers, net of $0.7 million reduction in revenue for closed sites.

The Company reported a net loss of $2.2 million or 74 cents per diluted share for the six months ended June 30, 2006, compared to a net loss of $2.7 million or 90 cents per diluted share for the same period of 2005. The results for the six months ended June 30, 2006 include the $0.4 million valuation allowance related to the deferred tax asset for the Company's Mexican subsidiary, while the results for the same period of 2005 included an increase to the Company's provision for doubtful accounts of $0.5 million.

At June 30, 2006, the Company reported total cash and cash equivalents of $24.7 million compared to $29.9 million at December 31, 2005. The decrease in cash is primarily attributable to an increase in accounts receivable and inventories, and the net loss, exclusive of non-cash items, reported for the six months ended June 30, 2006.

Strategic Distribution, Inc. helps customers optimize their business performance and meet strategic goals by providing technology and supply chain solutions to increase productivity and reduce total costs. Commercial and industrial customers, as well as educational institutions, benefit from reduced costs and increased efficiencies in the procurement and management of MRO materials. Additional information about Strategic Distribution, Inc. can be found on the Company's web site at www.sdi.com.

The foregoing paragraphs contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company's actual results could differ materially from those set forth in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's 2005 annual report as filed on Form 10-K with the Securities and Exchange Commission.

             STRATEGIC DISTRIBUTION, INC. AND SUBSIDIARIES
                 Consolidated Statements of Operations
                              (unaudited)
                   (in thousands, except share data)

                        Three months ended         Six months ended
                             June 30,                  June 30,
                     -----------------------   ----------------------
                        2006         2005          2006        2005
                     ----------   ----------   ----------  ----------

 Revenues            $   37,241   $   33,690   $   73,964  $   62,713

 Costs and expenses:
   Cost of materials     31,220       27,829       62,224      51,613
   Operating wages
    and benefits          2,377        2,236        4,785       4,484
   Other operating
    expenses              1,081          868        2,013       1,670
   Selling, general
    and
    administrative
    expenses              3,554        3,932        7,183       7,761
                     ----------   ----------   ----------  ----------
 Total costs and
  expenses               38,232       34,865       76,205      65,528
                     ----------   ----------   ----------  ----------
    Operating loss         (991)      (1,175)      (2,241)     (2,815)
 Interest and other
  income                    277          188          546         311
                     ----------   ----------   ----------  ----------
    Loss before
     income taxes          (714)        (987)      (1,695)     (2,504)
 Income tax expense        (374)         (68)        (489)       (152)
                     ----------   ----------   ----------  ----------
    Net loss         $   (1,088)  $   (1,055)  $   (2,184) $   (2,656)
                     ==========   ==========   ==========  ==========
 Net loss per
  common share -
  basic and
  diluted            $    (0.37)  $    (0.36)  $    (0.74) $    (0.90)
                     ==========   ==========   ==========  ==========
 Weighted average
  number of shares
  of common stock
  outstanding -
  basic and diluted   2,960,174    2,958,174    2,960,174   2,958,804
                     ==========   ==========   ==========  ==========

CONTACT:  Strategic Distribution, Inc.
          Philip D. Flynt, Chief Financial Officer
          (800) 322-2644, x1921